Exhibit 23.1

AUDITORS’ CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and the related Prospectus of Kimber Resources Inc. for the registration of an indeterminate number of common shares and to the incorporation by reference therein of our report dated September 14, 2007 with respect to the consolidated financial statements of Kimber Resources Inc. included in its Annual Report (Form 20-F) for the year ended June 30, 2007 filed with the Securities and Exchange Commission.

/s/ D&H Group LLP

Vancouver, Canada

June 2, 2008	Chartered Accountants